Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

ACCRETION ACQUISITION CORP.

(A Delaware corporation)

ARTICLE I

NAME OF CORPORATION

The name of the corporation is Accretion Acquisition Corp. (the “Corporation”).

ARTICLE II

PURPOSES AND POWERS OF CORPORATION

2.1.           Purposes. The purposes for which the Corporation is organized are to engage in any lawful business for which Corporations may be incorporated under the Delaware General Corporation Law, as amended (the “Act”).

2.2.            Powers. In furtherance of these purposes, the Corporation has and may exercise all of the rights, powers, and privileges conferred upon a corporation incorporated under the Act. In addition, the Corporation may do all things necessary, convenient, suitable, or proper to carry out its business and affairs.

ARTICLE III

SHARES

3.1.            Authorized Shares. The Corporation has the authority to issue a total of 100 shares of capital stock with a par value of $0.001 per share.

3.2.           No Preemptive Rights. No stockholder of the Corporation, including but not limited to, a holder of a security convertible into shares or carrying a right to subscribe for or acquire shares, has any preemptive right to acquire unissued shares of the Corporation.

3.3.            No Cumulative Voting. No cumulative voting will be permitted in the election of directors or for any other purpose.

ARTICLE IV

INITIAL REGISTERED OFFICE AND REGISTERED AGENT

The street address of the initial registered office of the Corporation in the state of Delaware is located at 1209 Orange Street, City of Wilmington, County of New Castle, in the State of Delaware 19801. The initial registered agent at that address is The Corporation Trust Company.

ARTICLE V
INCORPORATOR

The name and mailing address of the incorporator are:

Susanne Joslin	1550 17th Street, Suite 500
Denver, Colorado 80202

ARTICLE VI

LIABILITY

6.1.            Limitation of Personal Liability. The personal liability of each director of the Corporation for breach of fiduciary duty as a director is eliminated to the fullest extent permissible under the Act, including, without limitation, pursuant to Section 102(b)(7) of the Act.

6.2.            Scope of Indemnification. The Corporation is authorized to provide indemnification of, and advance expenses to, directors, officers, employees, fiduciaries, and other agents to the fullest extent permissible under the Act.

6.3.            Amendment, Modification, or Repeal. Any amendment, modification, or repeal of all or part of this Article VI shall not adversely affect any right or protection of a director, officer, employee, fiduciary, or other agent under this Article VI in respect of any action or omission occurring prior to the time of such amendment, modification, or repeal.

ARTICLE VII
BYLAWS

The Board of Directors of the Corporation is expressly authorized to adopt, amend, or repeal the bylaws of the Corporation, but such authorization shall not divest the stockholders of the power, nor limit their power to adopt, amend, or repeal the bylaws.

SIGNED this 26th day of February, 2021.

/s/ Susanne Joslin
Susanne Joslin
Incorporator

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF ACCRETION ACQUISITION CORP.

Accretion Acquisition Corp. (the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State on February 26, 2021 (the “Certificate of Incorporation”).

SECOND: Section 3.1 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

3.1 Authorized Shares. The Corporation has the authority to issue a total of 10,000,000 shares of capital stock. All shares shall be Common Stock with a par value of $0.001 per share and are to be of one class.

THIRD: The Corporation has not received any payment for any of its stock.

FOURTH: This amendment was duly adopted in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 6th day of April, 2021.

By:	/s/ Brad Morse
Authorized Officer
Title:	Chief Executive Officer
Name:	Brad Morse

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF ACCRETION ACQUISITION CORP.

Accretion Acquisition Corp. (the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State on February 26, 2021, as amended on April 6, 2021 (collectively, the “Certificate of Incorporation”).

SECOND: Section 3.1 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

3.1 Authorized Shares. The Corporation has the authority to issue a total of 50,000,000 shares of capital stock. All shares shall be Common Stock with a par value of $0.001 per share and are to be of one class.

THIRD: This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this April 12, 2021.

By:	Brad Morse
Authorized Officer
Title:	Chief Executive Officer
Name:	Brad Morse